FREIT Announces Third Quarter Fiscal Year 2026 Results

HACKENSACK, NJ, September 11, 2026 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) announced its operating results for the fiscal quarter ended July 31, 2026.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Nine Months Ended
	July 31,		July 31,
	2026	2025	2026	2025

GAAP Earnings Per Share - Basic and Diluted	$2.69	$0.12	$2.90	$0.32
AFFO Per Share - Basic and Diluted	$0.14	$0.23	$0.51	$0.62
Dividends Per Share	$0.10	$0.10	$0.30	$0.26

Total Average Residential Occupancy	96.3%	96.9%	95.8%	96.9%
Total Average Commercial Occupancy *	41.7%	39.2%	39.6%	39.5%

* Average occupancy rate excludes the Franklin Crossing shopping center from all periods presented as the property was sold in the fiscal quarter ended July 31, 2026.

Third Quarter Financial Results

Total real estate revenue increased 4.0% to approximately $7.5 million for the fiscal quarter ended July 31, 2026, compared to approximately $7.2 million for the prior-year period. The increase was driven by an increase of approximately $230,000 in residential revenue from higher base rents, despite a slight decline in average occupancy from 96.9% to 96.3%, and an increase of approximately $70,000 in commercial revenue.

Net income attributable to common equity (“Net Income”) was approximately $20.2 million, or $2.69 per share, for the fiscal quarter ended July 31, 2026, compared to approximately $0.9 million, or $0.12 per share, for the prior-year period. The increase was primarily driven by the net gain on sale of the Franklin Crossing shopping center which was sold on July 8, 2026.

(Refer to “Table of Revenue & Net Income Components”)

Nine Months Financial Results

Total real estate revenue increased 4.2% to approximately $22.7 million for the nine months ended July 31, 2026, compared to approximately $21.8 million for the prior-year period. The increase was driven by an increase of approximately $530,000 in residential revenue from higher base rents, despite a modest decline in average occupancy from 96.9% to 95.8%, and an increase of approximately $380,000 in commercial revenue primarily driven by additional rent from TJ Maxx at the Westwood Plaza shopping center following the expiration of its co-tenancy clause.

Net Income was approximately $21.7 million, or $2.90 per share, for the nine months ended July 31, 2026, compared to approximately $2.4 million, or $0.32 per share, in the prior-year period. The increase was primarily driven by the net gain on sale of the Franklin Crossing shopping center.

(Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended July 31,			For the Nine Months Ended July 31,
	2026	2025	Change	2026	2025	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$1,846	$1,778	$68	$5,878	$5,502	$376
Residential properties	5,691	5,466	225	16,797	16,269	528
Total real estate revenues	7,537	7,244	293	22,675	21,771	904

Operating expenses:
Real estate operating expenses	3,646	3,602	44	11,157	10,803	354
General and administrative expenses	1,376	624	752	3,141	2,260	881
Depreciation	681	738	(57)	2,126	2,195	(69)
Total operating expenses	5,703	4,964	739	16,424	15,258	1,166

Financing costs	(1,973)	(1,808)	(165)	(5,634)	(5,532)	(102)

Investment income	297	303	(6)	846	1,053	(207)

Loss on investment in tenancy-in-common	(37)	(36)	(1)	(106)	(13)	(93)

Net gain on sale of property	19,825	—	19,825	19,825	—	19,825

Net income	19,946	739	19,207	21,182	2,021	19,161

Net loss attributable to noncontrolling interests in subsidiaries	215	140	75	538	366	172

Net income attributable to common equity	$20,161	$879	$19,282	$21,720	$2,387	$19,333

Earnings per share:
Basic and diluted	$2.69	$0.12	$2.57	$2.90	$0.32	$2.58

Weighted average shares outstanding:
Basic and diluted	7,482	7,471		7,477	7,468

Segment Same Property Net Operating Income (“NOI”)

NOI for the residential properties increased to approximately $3,292,000 and $9,715,000 for the fiscal quarter and nine months ended July 31, 2026, respectively, from approximately $3,137,000 and $9,389,000 for the prior year’s comparable periods, respectively. Same property NOI for the commercial properties increased to approximately $239,000 and $574,000 for the fiscal quarter and nine months ended July 31, 2026, respectively, from approximately $97,000 and $319,000 for the prior year’s comparable periods, respectively.

Purchase and Sale Agreements

On July 8, 2026, FREIT consummated the sale of the Franklin Crossing shopping center with an affiliate of Regency Centers Corporation for a purchase price of $27.0 million, resulting in net proceeds of approximately $25.4 million and a net gain of approximately $19.8 million.

On May 26, 2026, FREIT entered into a purchase and sale agreement with an affiliate of Regency Centers Corporation to sell the Westwood Plaza shopping center for $28.8 million. The purchaser is in the initial due diligence period and this transaction is expected to close in early 2027.

Adoption of Plan of Voluntary Liquidation

On May 12, 2026, FREIT’s Board unanimously approved a Plan of Voluntary Liquidation (the “Plan”), which provides for the Company’s complete liquidation and dissolution under applicable tax and Maryland law. The Company will seek stockholder approval for the Plan at a special meeting scheduled to be held on September 29, 2026. Upon effectiveness, the Company may dispose of the assets without further stockholder approval or transfer the remaining assets to a liquidating trust, with stockholders receiving cash and/or beneficial interests in the trust, as determined by the Board. FREIT has estimated that the net proceeds that will be distributed to FREIT's stockholders over time in connection with the Plan, taking into account estimated transaction expenses and payment of liabilities, will be in the range of $24.44 per share to $30.03 per share, representing a significant premium to the closing stock price of $15.25 on May 13, 2026, the day prior to announcing the Plan. Jones Lang LaSalle Securities, LLC, an affiliate of Jones Lang LaSalle Americas, Inc., is acting as financial advisor to the Company in connection with the Plan.

Dividend

The Board of Directors declared a third quarter dividend of $0.10 per share on the common stock to holders of record at the close of business on August 31, 2026. The payment date for the dividend is September 14, 2026. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Financing Update

The loan on the Westwood Plaza shopping center, located in Westwood, New Jersey with a balance of approximately $9.5 million, was extended by the current lender of this loan, Valley National Bank, for an additional 90 days from August 1, 2026 to a new maturity date of November 1, 2026 under the same terms and conditions of the existing loan agreement.

On May 26, 2026, FREIT’s $13 million line of credit was replaced with a $20 million line of credit provided by Provident Bank and secured by a mortgage on FREIT’s Boulders apartment property in Rockaway, New Jersey. Draws against this credit line can be used for working capital needs and standby letters of credit. The line of credit will expire on October 31, 2029 and the interest rate on any amount outstanding will be based on a floating interest rate of prime minus 25 basis points with a floor of 6.75%. To date, the line of credit remains undrawn, providing full availability of $20 million.

Effective June 22, 2026, Wayne PSC entered into a loan extension and modification agreement with ConnectOne Bank and paid down this loan, secured by the Preakness shopping center, by approximately $5 million, reducing the outstanding balance to $20 million. Under the terms and conditions of this loan extension and modification, the maturity date of this loan is extended for five years to July 1, 2031, the interest rate on the outstanding debt is based on a fixed interest rate of 6.875% and monthly principal and interest payments of approximately $141,061 are required. Additionally, Wayne PSC replenished its interest reserve escrow account by $1,145,139, increasing the balance in this account from $404,861 to $1,550,000.

On August 31, 2026, Westwood Hills, LLC refinanced its mortgage, secured by an apartment building located in Westwood, New Jersey, in the amount of approximately $24,541,000 (which would have matured on September 1, 2026) with a new lender, ConnectOne Bank, in the amount of $25,000,000. This loan is based on a fixed interest rate of 6.28% and is interest only for the first three years of the term with monthly installments thereafter of approximately $131,000 each month through October 1, 2029. Commencing on November 1, 2029, monthly installments of principal plus interest totaling approximately $162,000 are required each month until September 1, 2031 at which time the unpaid balance is due.

Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO the standard measurement of a REIT’s performance, FREIT supplements the NAREIT computation to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision-making process. These adjustments are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended July 31,			For the Nine Months Ended July 31,
	2026	2025		2026		2025
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$19,946	$739		$21,182		$2,021
Net gain on sale of property	(19,825)	—		(19,825)		—
Depreciation of consolidated properties	681	738		2,126		2,195
Amortization of deferred leasing costs	21	22		65		67
Distributions to non-controlling interests	—	—	(c)	(540	)(b)	(480	)(c)
Adjustment to loss on investment in tenancy-in-common for depreciation	395	368		1,180		1,100
FFO	$1,218	$1,867		$4,188		$4,903

Per Share - Basic and Diluted	$0.16	$0.25		$0.56		$0.66

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $15,000 for the nine months ended July 31, 2026 related to the sale of the Rotunda property located in Maryland in a prior year.
(c) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $2,000 and $165,000 for the fiscal quarter and nine months ended July 31, 2025, respectively, related to the sale of the Rotunda and Damascus properties located in Maryland in a prior year.

Adjusted Funds From Operations ("AFFO")

FFO	$1,218	$1,867		$4,188		$4,903
Deferred rents (Straight lining)	(4)	27		6		83
Capital Improvements - Apartments	(141)	(154)		(389)		(357)
AFFO	$1,073	$1,740		$3,805		$4,629

Per Share - Basic and Diluted	$0.14	$0.23		$0.51		$0.62
Weighted Average Shares Outstanding:
Basic and Diluted	7,482	7,471		7,477		7,468

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties is located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400.

Visit us on the web: www.freitnj.com

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